
<ARTICLE>                  5

<PERIOD-TYPE>                                        6-MOS
<FISCAL-YEAR-END>                                    MAR-31-2000
<PERIOD-END>                                         SEP-30-1999
<CASH>                                               596,054
<SECURITIES>                                         422,706
<RECEIVABLES>                                        122,144<F1>
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               12,910,834
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       28,983,612<F2>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           16,278,331
<TOTAL-LIABILITY-AND-EQUITY>                         28,983,612<F3>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,320,942<F4>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,004,679<F5>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   392,943
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (2,358,673)<F6>
<EPS-BASIC>                                        (23.35)
<EPS-DILUTED>                                        000

<F1>Included in receivables: Accounts Receivable of $108,868 and Interest receivable of $13,276.
<F2>Included  in Total  assets:  Prepaid  expenses of $29,466,  Tenant  security deposits of $81,897,  Other assets of  $264,108,  Investments  in Local  Limited
Partnerships-net  of  $13,932,614,  Operating  reserves of $41,285.  Replacement reserves of $264,161,  Deferred acquisition fees escrow of $112,500 and Deferred expenses,  net of  $205,843.  <F3>Included  in  Total  Liabilities  and  Equity:
Accounts  payable to  affiliates  of  $2,163,680,  Accounts  payable and accrued expenses of $600,154,  Interest payable of $330,754, Notes payable, affiliate of
$514,968,  Security  deposits  payable of  $78,179,  Deferred  acquisition  fees payable of $112,500, Advances from affiliate of $200,000, Mortgage notes payable of $7,822,709 and Minority  interest in Local Limited  Partnerships of $882,337.
<F4>Included in Total revenue is Rental of $1,220,362, Investment of $23,536 and
Other of $77,044.  <F5>Included  in Other  Expenses:  Asset  management  fees of
$189,355,  General and administrative of $87,358, Bad debt of $97,998,  Property management  fees of $58,158,  Rental  operations,  exclusive of  depreciation of
$794,656,  Depreciation  of $310,698,  Amortization of $84,264 and Provision for
valuation of investment in Local Limited  Partnership of $382,192.  <F6>Included
in Net loss is Equity in losses of Local  Limited  Partnerships  of  $1,092,500,
Loss on liquidation of interests in Local Limited  Partnerships  of $193,883 and
Minority interest in losses of Local Limited  Partnerships of ($4,390).

